                         [JEFFERSON FEDERAL LETTERHEAD]



FOR IMMEDIATE RELEASE:                     CONTACT:
----------------------                     --------
JULY 11, 2006                               STACI WILKERSON
                                            JEFFERSON FEDERAL BANK
                                            (865) 288-1460

                                            GEORGE PIPER
                                            AKINSCRISP PUBLIC STRATEGIES
                                            (865) 637-0251

                      JEFFERSON FEDERAL CELEBRATES OPENING
                     OF FIRST KNOXVILLE LOCATION IN FARRAGUT
            RETAIL STYLE OF SERVICE OFFERS UNIQUE BANKING EXPERIENCE

         KNOXVILLE, Tenn.-- Jefferson Federal Bank, the wholly owned subsidiary of Jefferson Bancshares, Inc. (Nasdaq:JFBI) celebrated the opening of its first Knoxville retail location in Farragut with a ribbon cutting ceremony this morning. Community leaders, bank officials and new customers celebrated the milestone and new customers and guests had an opportunity to observe the design of the new facility.

         "We've been planning our expansion into the Knoxville market for over eighteen months and I think the result of this careful preparation will bring the Knoxville market and Farragut a whole new look and feel to retail banking," said Andy Smith, President and CEO of Jefferson Federal. "From the leadership we've chosen to run the Knoxville market, to the new approach to convenience and customer service, we've tried to cover every detail to make this bank unique and what the Knoxville market wants in a bank."

         The bank is expecting to bring 50 new jobs to the Knoxville market with three locations planned for West Knoxville by 2008. The bank held the groundbreaking for its Knoxville headquarters, located on Bearden Hill, at the end of June. The third Knoxville location, planned for the Cedar Bluff area, is expected to open in 2008.

         From the moment you walk in the door of the Farragut branch, it is evident that this is not your typical banking experience, said Charles Robinette, chairman of the Knoxville-region banking operations. It does not resemble a typical bank atmosphere--instead, we have taken a retail approach to service.

         When customers come into the bank, they will be greeted by a concierge, who will introduce them to the person who can handle their needs. And instead of facing a row of tellers, customers will be offered the convenience of talking with a sit down teller in a more personal and private environment. For those in a hurry, there is a stand up service area to cash checks and make deposits quickly.

         "We believe our customers will both see and recognize the difference in the way we serve them. For instance, if everyone that can assist you is busy, you'll be offered a chair and a beverage. That's not something people are used to, and we hope to continue to surprise people with our approach to service," said Robinette. "I have been in the Knoxville banking market for years, and I know this will fill a niche in the marketplace and is something that is greatly needed."

         The Farragut branch of Jefferson Federal is a full-service bank offering mortgages, commercial loans, and retail lending, along with a variety of retail and commercial deposit products.

         Customers will also have access to an ATM system that allows for free transactions at all ATM locations in the United States. Another major point of difference from other banks is Jefferson Federal's local lending authority for more than $10 million in commercial loans, as well as timely and flexible service for commercial accounts.

         A continued dedication to customer service is one of the reasons Jefferson Federal has been in business since 1963 and has over $75 million in stockholders' equity, said Tony Carasso, the president for the Knoxville-region.

         "Our job is to make the business of banking easier than it has ever been before," said Carasso.

         Jefferson Federal's Farragut branch is located at 11916 Kingston Pike.


         Jefferson Federal Bank is a shareholder owned financial institution that has been part of the Hamblen County Community since 1963. Jefferson Federal is committed to the people, families and businesses who depend on us for support and guidance. Our dedication to quality people, services and products has helped to forge lasting relationships with customers. We strive to uphold a personal and professional responsibility to the community. For more information, please call 684-1001. or visit www.jeffersonfederal.com.
                        ------------------------

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates," or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.

Jefferson Bancshares, Inc is a NASDAQ traded company with the symbol JFBI.


                                      -END-


Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421